Exhibit 99.1

MicroMed Appoints Pamela Westbrook to Board of Directors

Houston, June 12, 2007 — MicroMed Cardiovascular, Inc., (www.micromedcv.com), a ventricular assistance device company, today announced that it has elected Pamela Westbrook to its Board of Directors. Ms. Westbrook will chair the audit committee of MicroMed’s board of directors.

Ms. Westbrook is a financial executive with over 25 years experience, primarily in the medical device industry. From 1998 to 2006, she served as Vice President, Finance and Administration and Chief Financial Officer for Cyberonics, Inc. Prior to joining Cyberonics, Ms. Westbrook was CFO for Physicians Resource Group from April 1998 to October 1998. From 1986 to 1998, Ms. Westbrook held positions with SulzerMedica Ltd including Vice President of Finance, Vice President Controller, and as Director of Finance and General Accounting.

“Ms. Westbrook brings significant financial experience at some of the world’s leading medical device companies,” said Bob Benkowski , CEO of MicroMed. “Her experience of taking small entrepreneurial companies and turning them into strong successful businesses will serve MicroMed well as we enter an exciting period for the industry and the company.”

Ms. Westbrook added, “This is an exciting time for MicroMed as it continues its ongoing clinical trials in the United States and its expansion within the European marketplace. I am looking forward to working with MicroMed.”

About MicroMed Cardiovascular, Inc.

The DeBakey VAD® is a miniaturized ventricular assist device (VAD) which was jointly developed by the famed heart surgeon Dr. Michael E. DeBakey, Dr. George Noon, and the National Aeronautics and Space Administration (NASA). The DeBakey VAD® is an implantable axial flow device designed to provide long term, improved quality of life for patients who suffer from severe heart failure. It is the only device that provides accurate, real-time flow measurement improving the clinicians’ patient care. It is CE-Mark approved in Europe for Bridge-to-Transplant (BTT), Destination Therapy (DT), and pediatric use with the DeBakey VAD® Child. The DeBakey VAD® is undergoing an IDE BTT clinical study in the U.S. and the DeBakey VAD® Child is the only FDA approved (HDE) pediatric ventricular assist device.

Forward-looking statements in this release regarding MicroMed Cardiovascular, Inc. are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company’s products, increased levels of competition, new products and technological changes, the company’s dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

Contact

Allison K. Wehner

Marketing and Corporate Communications Coordinator

Phone: (713) 580-8270

Fax: (713) 838-9214

awehner@micromedcv.com